Exhibit 99.1

Nov. 2, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY TO ACQUIRE SITHE ENERGIES FROM EXELON

•	Addresses Sithe tolling and financial swap contracts via acquisition of Sithe Independence L.P.

•	Expands power generation presence in the Northeast U.S. market

•	Acquires long-term capacity contract to anchor cash flows and service debt

HOUSTON (Nov. 2, 2004) – Dynegy Inc. (NYSE: DYN) today announced that it has entered into an agreement to purchase from Exelon Corporation (NYSE: EXC) all of the outstanding capital stock of its subsidiary, ExRes SHC, Inc., the parent company of Sithe Energies and Sithe Independence L.P. Through this acquisition, Dynegy will acquire the 1,042-megawatt, 7,211-Btu heat rate, combined-cycle Independence power generation facility located near Scriba, NY, four natural gas-fired merchant facilities in New York and four hydroelectric generation facilities in Pennsylvania.

In addition to the power plants, Dynegy will acquire Sithe Independence L.P., which holds a 750-megawatt firm capacity sales agreement with Con Edison, a subsidiary of Consolidated Edison, Inc. The capacity sales agreement, which runs through 2014, provides annual cash receipts to Dynegy of approximately $100 million. Sithe Independence L.P. also holds power tolling and financial swap contracts with a subsidiary of Dynegy. The acquisition by Dynegy transforms the tolling and swap contracts into Dynegy intercompany agreements, substantially eliminating their financial impact by retaining the net cash flows within 100 percent-owned Dynegy companies.

“This transaction represents a milestone in terms of addressing one of three remaining long-term tolling obligations by employing a transaction structure that simultaneously mitigates the financial effects of the tolling arrangements while expanding our physical power generation business in the recovering New York marketplace and acquiring a capacity sales contract with very strong cash flow,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “The acquisition of Sithe also clearly demonstrates our ability to add new assets to our portfolio and operate them as part of our low-cost scalable operations platform to deliver growth for our investors.”

The financial terms of the agreement include the payment by Dynegy of $135 million in cash and the consolidation of $919 million in project debt. The principal and interest payments related to the consolidated debt will be substantially funded through 2014 by the proceeds from the long-term capacity sales contract with Con Edison.

The transaction is subject to customary closing conditions, including the receipt of approvals from various federal and state regulatory entities, including the Federal Energy Regulatory Commission and the New York Public Service Commission, as well as Hart-Scott-Rodino review by the Federal Trade Commission.

Dynegy’s ongoing power generation business consists of a geographically diverse fleet of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. Located in 12 U.S. states, the portfolio is well-positioned to capitalize on regional differences in power prices and weather-driven demand. The power generation business also manages commodity price risk associated with fuel procurement and trades around its assets to deliver products and services to the nation’s wholesale energy system.

Credit Suisse First Boston acted as Dynegy’s financial advisor in connection with the transaction.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling 11,885 megawatts of net generating capacity and gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning consummation of the acquisition of the Exelon subsidiary and the impact of the acquisition on the related tolling and financial swap arrangements. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the receipt of required regulatory approvals and the satisfaction of other closing conditions. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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